Exhibit 10.17
\Execution Version

TERM LOAN CREDIT AGREEMENT
among

ASPEN INSURANCE HOLDINGS LIMITED,

The Several Lenders from Time to Time Parties Hereto,

HSBC BANK BERMUDA LIMITED,
as Structuring Agent,

LLOYDS BANK PLC,
as Syndication Agent, and
CITIBANK, N.A.,
as Administrative Agent

Dated as of July 26, 2023

CITIBANK, N.A., HSBC BANK BERMUDA LIMITED AND LLOYDS BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

Page
SECTION 1 DEFINITIONS    1
1.1Defined Terms    1
1.2Other Definitional Provisions    24
1.3[Reserved.]    25
1.4Changes in GAAP    25
1.5Divisions    25
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS    25
2.1Term Loan Commitments    25
2.2Procedure for Borrowing    26
2.3Fees    26
2.4Termination or Reduction of Commitments    27
2.5Ranking    27
2.6Prepayments    27
2.7BMA Repayment Requirements    28
2.8Conversion and Continuation Options    30
2.9Limitations on Term Benchmark Tranches    30
2.10Interest Rates and Payment Dates    30
2.11Computation of Interest and Fees    31
2.12Inability to Determine Interest Rate; Benchmark Replacement Setting    31
2.13Pro Rata Treatment and Payments    33
2.14Requirements of Law    34
2.15Taxes    35
2.16Indemnity    38
2.17Change of Lending Office    38
2.18Replacement of Lenders    38
2.19Defaulting Lenders    39
SECTION 3 [Reserved.]    40
SECTION 4 REPRESENTATIONS AND WARRANTIES    40
4.1Financial Conditions    40
4.2No Change    40
4.3Existence; Compliance with Law    40
4.4Power; Authorization; Enforceable Obligations    41
4.5No Legal Bar    41
4.6Litigation    42
4.7No Default    42
4.8Ownership of Property; Liens    42
4.9Taxes    42
4.10Federal Regulations    42
4.11ERISA    42
4.12Investment Company Act    43
4.13Subsidiaries    43

4.14Use of Proceeds    43
4.15Environmental Matters    43
4.16Accuracy of Information, etc    43
4.17PATRIOT Act; OFAC    44
4.18Margin Regulations    44
SECTION 5 CONDITIONS PRECEDENT    45
5.1Conditions to the Closing Date    45
5.2Conditions to Each Term Loan    45
SECTION 6 AFFIRMATIVE COVENANTS    46
6.1Financial Statements    46
6.2Certificates; Other Information    47
6.3Payment of Obligations    48
6.4Maintenance of Existence; Compliance    48
6.5Maintenance of Property; Insurance    48
6.6Inspection of Property; Books and Records; Discussions    49
6.7Notices    49
6.8Environmental Laws    49
SECTION 7 NEGATIVE COVENANTS    49
7.1Financial Condition Covenants    49
7.2Indebtedness    50
7.3Disposition of Property    51
7.4Restricted Payments    52
7.5Investments    52
7.6Liens    53
7.7Clauses Restricting Subsidiary Distributions    55
7.8Business    55
7.9Rating    55
7.10Consolidations, Amalgamations, Mergers and Liquidations    56
7.11Transactions with Affiliates    56
SECTION 8 EVENTS OF DEFAULT    56
8.1Events of Default    56
8.2Winding-Up/BMA Repayment Requirements    58
SECTION 9 THE AGENTS    59
9.1Appointment    59
9.2Delegation of Duties    59
9.3Exculpatory Provisions    59
9.4Reliance    59
9.5Non-Reliance on Agents and Other Lenders    60
9.6Indemnification    61
9.7Agent in Its Individual Capacity    61
9.8Successor Administrative Agent    61

9.9Other Agents    62
9.10Erroneous Payments    62
9.11Certain ERISA Matters    63
9.12Agent May File Proofs of Claim    64
SECTION 10 [Reserved.]    64
SECTION 11 MISCELLANEOUS    64
11.1Amendments and Waivers    64
11.2Notices    65
11.3No Waiver; Cumulative Remedies    66
11.4Survival of Representations and Warranties    66
11.5Payment of Expenses and Taxes; Indemnification; Limitation of Liability    66
11.6Successors and Assigns; Participations and Assignments    68
11.7Adjustments    71
11.8Set-off    71
11.9Counterparts; Electronic Execution    71
11.10Severability    72
11.11Integration    72
11.12GOVERNING LAW    72
11.13Submission To Jurisdiction; Waivers    72
11.14Process Agent    73
11.15Currency of Payment    73
11.16[Reserved.]    74
11.17Confidentiality    74
11.18[Reserved]    74
11.19[Reserved]    74
11.20WAIVERS OF JURY TRIAL    75
11.21No Advisory or Fiduciary Duty    75
11.22USA Patriot Act    75
11.23[Reserved]    75
11.24Acknowledgement and Consent to Bail-In of Affected Financial Institutions    75

ANNEX:
A    Pricing Grid SCHEDULES:
1.1    Commitments
4.13    Subsidiaries 7.2(b)(iv)    Existing Indebtedness
7.5Investments
7.6Existing Liens EXHIBITS:
A    Form of Compliance Certificate
B-1Form of Funding Certificate of the Borrower
B-2[Reserved.]
CForm of Assignment and Assumption
D[Reserved.]
E-1Form of Exemption Certificate (Non-U.S. Lenders that are Not Partnerships)
E-2Form of Exemption Certificate (Non-U.S. Participants that are Not Partnerships) E-3    Form of Exemption Certificate (Non-U.S. Participants that are Partnerships)
E-4    Form of Exemption Certificate ((Non-U.S. Lenders that are Partnerships)
FForm of Borrower Note
G[Reserved.]
HForm of Notice of Conversion/Continuation
I[Reserved.]
J[Reserved.]
K[Reserved.]
L[Reserved.]
MForm of Borrowing Request
NForm of Prepayment Notice

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of July 26, 2023, among ASPEN INSURANCE HOLDINGS LIMITED, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and CITIBANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2023 Senior Notes”: the 4.650% senior notes issued pursuant to the 2023 Senior Notes
Indenture.

“2023 Senior Notes Indenture”: the indenture, dated as of August 16, 2004, between the Borrower and Deutsche Bank Trust Company Americas, as trustee, as supplemented from time to time by certain supplemental indentures.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the sum of 1.00% plus the Term SOFR for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.12, then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans that bear interest based upon the ABR.

“ABR Term SOFR Determination Day”: has the meaning assigned to such term in the definition of “Term SOFR”.

“Administrative Agent”: Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Administrative Agent and the Structuring Agent.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corruption Practices Act of 1977, as amended, the Bribery Act 2016 of Bermuda and (in each case) the rules and regulations thereunder.

“Applicable Margin”: the rate per annum set forth under the relevant column heading in
Annex A.

“Applicable SOFR Adjustment”:

(a)with respect to Daily Simple SOFR Loans, 0.10%; and

(b)with respect to Term SOFR Loans 0.10%.

“Applicable Supervisory Regulations”: such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Insurance Group.

“Approved Fund”: as defined in Section 11.6(b).

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Availability Period”: the period starting on the Closing Date and ending on November
15, 2023.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then- removed from the definition of “Interest Period” pursuant to Section 2.12(e).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark”: initially, with respect to Dollars, Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)the Daily Simple SOFR; or

(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar- denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non- representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender”: as defined in Section 11.7.

“Bermuda Companies Act”: The Companies Act 1981 of Bermuda, as amended.

“BMA”: the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Insurance Group, as the context requires, a regulator which is otherwise responsible for promulgating the Applicable Supervisory Regulations.

“BMA Repayment Requirements”: in relation to any prepayment or repayment of all or any part of any Term Loan:

(a)the ECR would be satisfied immediately before and after giving effect to such prepayment or repayment of the Term Loan (or such part of it as is to be prepaid or repaid) (this clause (a), the “ECR Condition”); and

(b)prior to the Term Loan Maturity Date, the Borrower has obtained the prior approval of the BMA (it being understood that the Borrower shall use commercially reasonable efforts to obtain such approval of the BMA);

unless, in either case, the Borrower has replaced (or will simultaneously replace) the capital represented by the Term Loan (or such part of it as is to be prepaid or repaid) with Tier 2 or Tier 3 Ancillary Capital or any Qualifying Securities; provided that, it is understood that the BMA Repayment Requirements shall cease to apply if the Term Loans no longer constitute Tier 2 or Tier 3 Ancillary Capital.

“BMA Repayment Requirement Notice” as defined in Section 2.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or
any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Request”: a request by the Borrower for a borrowing in accordance with Section 2.2, which shall be substantially in the form of Exhibit M or any other form approved by the Administrative Agent.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or, for purposes of Section 2.6(b) only, Bermuda, are authorized or required by law to close; provided, however, that when used in connection with Term SOFR Loan, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock (including Hybrid Capital) of a corporation, all shares (of whatever class) in any exempted company and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States federal government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least ‘A-1’ by S&P or ‘P-1’ by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States federal government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least ‘A’ by S&P or ‘A’ by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or
(h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated ‘AAA’ by S&P and ‘Aaa’ by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) other than the Borrower or any Subsidiary), shall become, or obtain rights (whether by means of warrants, options or otherwise (other than any such warrants, options or other rights which are not exercisable prior to the Term Loan Maturity Date)) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the total voting power of the Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) of the board of directors of the Borrower by Persons who are neither (x) the directors of the Borrower on the Closing Date nor (y) nominated by the board of directors of the Borrower nor (z) appointed by directors so nominated.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived in accordance herewith), which date is July 26, 2023.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commercially Reasonable Efforts”: commercially reasonable efforts consistent with the efforts of a comparable third party in the Borrower’s industry operating under similar circumstances in carrying out of obligations to complete the offer and sale of Qualifying Securities, subject to the existence of a Market Disruption Event, in an amount necessary to satisfy the Replacement Capital Obligation, to third parties that are not the Borrower’s Subsidiaries in either public offerings or private placements.

“Commitment”: the Term Loan Commitments.

“Commitment Fee”: as defined in Section 2.3(a).

“Commitment Fee Payment Date”: (a) the last Business Day of each March, June, September and December after the Closing Date and (b) the Funding Date (or the date on which all unfunded Commitments are terminated by the Borrower).

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading in Annex A.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower or any Subsidiary and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412, 430 and 4971 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit A.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 15, 2023 and furnished to certain Lenders.

“Conforming Changes”: with respect to either the use or administration of any Term Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Leverage Ratio”: as of the last day of any fiscal quarter (expressed as a percentage), Consolidated Total Debt, divided by the sum of (i) Consolidated Total Debt and (ii) Consolidated Tangible Net Worth.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”: of the Borrower at any date, the consolidated stockholders’ equity (including Hybrid Capital) of the Borrower and its Subsidiaries less their consolidated intangible assets, all determined on a consolidated basis as of such date in accordance with GAAP (but excluding for the purposes of this calculation (a) any amount included in the Borrower’s accumulated other comprehensive income or loss related to unrealized gains or losses on available for sale securities and (b) during the period from January 1, 2022, any amount included in net unrealized investment gains or losses, related to unrealized gains or losses on trading securities).

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Total Debt (i) the then aggregate undrawn face amount of all then outstanding letters of credit issued on behalf of, or for the account or benefit of, the Borrower and/or any of its Subsidiaries, (but the aggregate amount of drawings under such letters of credit that have not then been reimbursed shall not be so excluded), and (ii) the principal amount of any capital instrument entered into in connection with Funds at Lloyd’s. For the avoidance of doubt, Consolidated Total Debt shall not include Hybrid Capital.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency of Payment”: as defined in Section 11.15.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) (i) SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus
(ii) the Applicable SOFR Adjustment and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple
SOFR.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, Part XIII of the Bermuda Companies Act, the Companies (Winding-Up) Rules 1982 of Bermuda and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding-up, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder (unless, in the case of any Loan, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a reasonable good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or (iii) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (f) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary organized under the laws of any jurisdiction within the United States.

“Duration Fee”: as defined in Section 2.3(d).

“Duration Fee Payment Date”: (a) the last day of each June and December, beginning on June 30, 2024 and (b) the date that the Term Loans are repaid in full.

“ECR”: the enhanced capital requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements applicable to the Insurance Group and prescribed by the Applicable Supervisory Regulations.

“ECR Condition”: as defined in the definition of “BMA Repayment Requirements”.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Enhanced Capital Requirement Covenant”: as defined in Section 7.1(c).

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability relating to (a) pollution or protection of the environment,
(b) exposure of any Person to hazardous emissions or releases of Hazardous Materials, (c) protection of the public health or welfare from the effects of products; by-products, emissions or releases of Hazardous Materials and (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: means, with respect to the Administrative Agent, any Lender or any other recipient (each of the foregoing, a “Recipient”) of any payment to be made by or on account of any obligation of the Borrower hereunder (or under any other Loan Documents), (a) franchise Taxes or Taxes imposed on (or measured by) the net income of such Recipient (i) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any branch profits Taxes (i) imposed on such Recipient by the United States of America or any other jurisdiction in which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (c) any U.S. federal withholding Tax that is in effect and would apply to amounts payable to (i) a Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) any Lender at the time such Lender designates a new lending office, except to the extent, in (i) or (ii), as applicable, such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to withholding tax pursuant to Section 2.15(a); (d) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e); and (e) any U.S. federal withholding Tax imposed under FATCA.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Floor”: a rate of interest equal to 0.0%.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non- US law that is maintained or contributed to by any Group Member, or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan”: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan,
(a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.

“Funding Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied (or waived in accordance herewith).

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Funding Fee”: as defined in Section 2.3.

“Funds at Lloyd’s”: those funds which must be lodged with Lloyd’s by, on behalf of, or for the account or benefit of, a Group Member that is a corporate member of Lloyd’s as security to support their underwriting business at Lloyd’s in respect of a given underwriting year, in accordance with paragraph 16 of the Membership Bye-Law (No. 5 of 2005).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time and set forth in any rule, regulation, opinion or pronouncement of the Accounting Principles Board and the American Institute of Certified Public Accountants and any rule, regulation, opinion or pronouncement of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body such as the European Union or the European Central Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners, the U.K. Financial Services Authority and the Bermuda Monetary Authority).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Group Rules”: the Group Solvency Standards, together with the Group Supervision Rules, as those rules may be amended from time to time.

“Group Solvency Standards”: the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011 of Bermuda, as those rules may be amended from time to time.

“Group Supervision Rules”: the Insurance (Group Supervision) Rules 2011 of Bermuda, as those rules may be amended from time to time.

“Guarantee Obligation”: as to any Person (the “guarantor”), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guarantor that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guarantor, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Indebtedness or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable the primary obligor to pay Indebtedness or other obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of any such Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business or (b) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product that is entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made as such amount may be reduced from time to time and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, as such amount may be reduced from time to time unless such Indebtedness and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials”: any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive substances, and infectious or medical wastes.

“Hybrid Capital”: at any time, all subordinated securities, instruments or other obligations issued by the Borrower to the extent that such securities, instruments or other obligations (i) are accorded equity treatment by S&P at issuance and (ii) mature no earlier than the date which is six months after the Term Loan Maturity Date.

“ILS Entity”: Silverton Re Ltd., Peregrine Reinsurance Ltd. and any other entity formed or sponsored by a Group Member in connection with the establishment and/or management of insurance- linked securities.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar debt instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) net obligations of such Person under any Swap Contract, (i) any other instruments or obligations of such Person to the extent that such instruments or obligations are then classified as indebtedness by S&P, (j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above, (k) all obligations of the kind referred to in clauses (a) through (j) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (l) Indebtedness of any partnership in which such Person is a general partner to the extent that applicable law requires that such Person is liable for such Indebtedness unless the terms of such Indebtedness expressly provide that such Person is not so liable. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value as of such date. For the avoidance of doubt, Indebtedness shall not include the obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product which is entered into in the ordinary course of business.

“Information”: as defined in Section 11.17.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245(b)(1) of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Act”: the Insurance Act 1978 of Bermuda, as amended from time to time.

“Insurance Group”: on a collective basis, Aspen and its subsidiaries that are regulated insurance or reinsurance companies (or part of such regulatory group), of which the BMA is the group supervisor, pursuant to the Applicable Supervisory Regulations.

“Insurance Subsidiary”: a Subsidiary of the Borrower engaged in the insurance and/or reinsurance underwriting business.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the Term Loan Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Term Loan Maturity Date, and (c) with respect to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the borrowing of which such Loan is a part and the Term Loan Maturity Date.

“Interest Period”: as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months, thereafter as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)the Borrower may not select an Interest Period that would extend beyond the Term Loan Maturity Date; and

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” as defined in Section 7.5.

“Lenders”: as defined in the preamble hereto.

“Lender-Related Person”: as defined in Section 11.5(c).

“Lien”: any mortgage, charge, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including the interest of a vendor or lessor in any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, any fee letter executed or delivered in connection herewith or therewith, any other document or instrument signed by the Borrower that expressly provides that it is a Loan Document as defined herein and any amendment, waiver, supplement or other modification to any of the foregoing.

“Market Disruption Event”: the occurrence or existence of any of the following events or sets of circumstances:

(1)trading in securities generally (or in the Borrower’s preference shares or other securities specifically) on the New York Stock Exchange, any other U.S. national or international securities exchange or over-the-counter market on which the Borrower’s preference shares and/or other securities are then listed or traded shall have been suspended or settlement on any such exchange generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities;

(2)the Borrower would be required to obtain the consent or approval of its common or preference shareholders (to the extent required) or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Securities in order to satisfy the Replacement Capital Obligation, and that consent or approval has not yet been obtained notwithstanding the Borrower’s Commercially Reasonable Efforts to obtain that consent or approval;

(3)a banking moratorium shall have been declared by the competent authorities of Bermuda, the United Kingdom, the United States and/or any member state of the European Economic Area (“EEA”) and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(4)a material disruption shall have occurred in commercial banking or securities settlement or clearance services in Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(5)after the Closing Date, Bermuda, the United Kingdom, the United States and/or any member state of the EEA shall have become engaged in hostilities, there shall have been an escalation in hostilities involving Bermuda, the United Kingdom, the United States and/or any member state of the EEA, there shall have been a declaration of a national emergency or war by Bermuda, the United Kingdom, the United States and/or any member state of the EEA or there shall have occurred any other national or international calamity or crisis (including any pandemic or epidemic) and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

(6)there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, currency exchange rates or exchange controls, and such change renders the market for trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation unavailable;

(7)an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Securities would, in the Borrower’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (i) the disclosure of that event at such time, in the Borrower’s reasonable judgment, is not otherwise required by law and would have an adverse effect on the Borrower business in any material respect, (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede, delay or otherwise negatively affect the Borrower’s ability to consummate that transaction or (iii) the event relates to a previously undisclosed material (re)insurance loss and the disclosure of that event at such time, in the Borrower’s reasonable judgment, is impeded by the current nature of such event and the extent of losses remain under consideration by management pending further information from brokers, cedants or insureds; provided that no single suspension period described in this clause (7) shall exceed 90 consecutive days and multiple suspension periods described in this clause (7) shall not exceed an aggregate of 90 days in any 180-day period; or

(8)the Borrower reasonably believes that the offering document for the offer and the sale of Qualifying Securities would not be in compliance with a rule or regulation of the SEC or any other securities regulatory authority or exchange to which the Borrower is subject (for reasons other than those described in clause (7) above) and the Borrower is unable to comply with such rule or regulation; provided that no single suspension period described in this clause (8) shall exceed 90 consecutive days and multiple suspension periods described in this clause (8) shall not exceed an aggregate of 90 days in any 180-day period.

“Material Adverse Effect”: any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Subsidiary”: at any time, any Subsidiary (x) the total consolidated assets or total consolidated revenues of which exceed 10% of the total consolidated assets or total consolidated revenues, respectively, of the Borrower and its Subsidiaries on a consolidated basis at the end of or for, respectively, the then most recently completed fiscal quarter of the Borrower for which financial statements shall have been made available to the Lenders as described in Section 4.1 or pursuant to Section 6.1 and/or (y) the net assets of which exceed $100,000,000 at the end of the then most recently completed fiscal quarter of the Borrower for which financial statements shall have been made available to the Lenders as described in Section 4.1 or pursuant to Section 6.1.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which a Group Member or a Commonly Controlled Entity has an obligation to contribute or has any direct or indirect liability.

“Net Cash Proceeds”: (x) with respect to any issuance or incurrence of Indebtedness by the Borrower or any Subsidiary, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (y) in connection with any issuance or sale of Capital Stock by the Borrower, the cash proceeds received from such issuance or sale, net of attorneys’ fees and disbursements, investment banking fees and disbursements, accountants’ fees and disbursements, underwriting fees, discounts and commissions, printing expenses, any governmental or exchange fees incurred (or reasonably expected to be incurred) and other customary fees and expenses actually incurred in connection therewith; provided, that, Net Cash Proceeds shall not include the proceeds of any issuance or sale of Capital Stock to the extent such proceeds are used, within twelve months of such issuance or sale, to redeem shares of Capital Stock of the Borrower then outstanding.

“Non-Excluded Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and, (b) to the extent not otherwise described in (a), Other Taxes.

“Non-U.S. Lender”: as defined in Section 2.15(e).

“Notes”: the collective reference to any promissory note evidencing Loans, substantially in the form of Exhibit F or Exhibit G, as the case may be.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent and the Syndication Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses or otherwise (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Syndication Agent or to any Lender that are required to be paid by the Borrower pursuant hereto).

“OFAC”: as defined in Section 4.17(b).

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Insurance Product”: any specialty insurance or reinsurance product such as contingency reinsurance and structured risks.

“Other Taxes”: any and all present or future stamp, or court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October
26, 2001)).

“Payment”: as defined in Section 9.10(a).

“Payment Notice”: as defined in Section 9.10(b).

“Payment Recipient”: as defined in Section 9.10(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and in respect of which a Group Member or (with respect to an employee benefit plan subject to Title IV of ERISA) a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA responsible for contributing to or under or having any liability.

“Prepayment Event”:

(a)any issuance or incurrence of Indebtedness that constitutes Indebtedness under clause (a), (c) or (e) of the definition thereof; and

(b)any issuance of Capital Stock (including any equity-linked securities) in a public or private placement by the Borrower or any of its Subsidiaries, other than (i) Capital Stock or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds (including any issuances of equity securities upon conversion or exercise of any of the foregoing described in this clause (i)), (ii) Capital Stock or other securities issued or transferred as consideration in connection with any acquisition or joint venture agreement, (iii) Capital Stock or such other securities issued to the Borrower or any of its Subsidiaries and (iv) transfers of Capital Stock by existing shareholders.

“Pricing Grid”: the table set forth on Annex A.

“Primary Policy”: any insurance policy issued by an Insurance Subsidiary.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Private Act”: a private act of the Bermuda Parliament enacted consequent on a petition presented by a person or persons and applicable specifically to the Borrower or a Subsidiary in whole or in part.

“Process Agent”: as defined in Section 11.14.

“Projections”: as defined in Section 4.16.

“Properties”: as defined in Section 4.15(d).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Securities”: any securities (other than the Borrower’s common shares, rights to purchase the Borrower’s common shares and securities convertible into or exchangeable for our common shares, such as preference shares that are convertible into our common shares) having equal or better capital treatment as the capital represented by the Loans under the Group Rules.

“RCO Satisfying Issuance”: as defined in Section 2.7(e).

“Register”: as defined in Section 11.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinsurance Agreement”: any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Capital Obligation”: as defined in Section 2.7(e)(ii).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.4.

“Required Lenders”: at any time, the holders of more than 50% of outstanding Term Loans and unused Term Loan Commitments; provided that the Commitment of, and the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Memorandum of Association or the Certificate of Incorporation and Bye-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, chief financial officer, chief investment officer, chief risk officer, chief capital management officer, president or treasurer of the Borrower.

“Restricted Payments”: as defined in Section 7.4.

“Retrocession Agreement”: any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.

“Revolving Borrower”: has the meaning assigned to the term “Borrower” in the Revolving Credit Agreement (as in effect on the date hereof).

“Revolving Credit Agreement”: the Third Amended and Restated Credit Agreement, dated as of December 1, 2021 (as amended by the First Amendment, dated as of January 6, 2023, as amended by the Second Amendment, dated as of June 29, 2023 and as otherwise amended, supplemented, restated or otherwise modified from time to time, among the Borrower, Barclays, as administrative agent, the lenders from time to time party thereto and the other parties from time to time party thereto).

“Revolving Loan Document”: has the meaning assigned to the term “Loan Document” in the Revolving Credit Agreement (as in effect on the date hereof).

“S&P”: Standard & Poor’s Ratings Services and its successors.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section 2.7 Required Lenders”: the holders of more than 25% of outstanding Term Loans and unused Term Loan Commitments (provided that the Commitment of, and the Term Loans held or deemed held by, any Defaulting Lender shall be excluded).

“Single Employer Plan”: any Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA but that is not a Multiemployer Plan.

“SOFR”: with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing”: as to any borrowing, the SOFR Loans comprising such borrowing.

“SOFR Determination Day”: has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR, other than, in each case, pursuant to clause (c) of the definition of “ABR”.

“SOFR Rate Day”: has the meaning assigned to such term in the definition of “Daily
Simple SOFR”.

“Solvency Test Date”: the date that is six months prior to the Term Loan Maturity Date.

“Spot Selling Rate”: on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately 11:00 a.m., New York City time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Structuring Agent”: HSBC Bank Bermuda Limited, in its capacity as structuring agent.

“Subsidiary”: as to any Person, a corporation, company, partnership, limited liability company or other entity of which shares of stock, shares in the capital or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, company, partnership or other entity are at the time owned by such Person; provided that for purposes of this Agreement, no ILS Entity shall be considered a Subsidiary of the Borrower or any other Group Member. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and
(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent”: Lloyds Bank PLC, in its capacity as syndication agent.

“Target Capital Level”: at least 120% of the ECR.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: as to any Lender, its obligation to make a Term Loan to the Borrower on the Funding Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such Commitment may be changed from time to time pursuant to Section 2.1. The initial amount of such Lender’s Term Loan Commitment is set forth opposite such Lender’s name in Part A of Schedule 1.1 under the heading “Term Loan Commitment”.
The initial aggregate amount of the Term Loan Commitments is $300,000,000.

“Term Loan Maturity Date”: the date that is the third anniversary of the Funding Date.

“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the making of the Term Loans on the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).

“Term SOFR”:

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate”: the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Tier 2 or Tier 3 Ancillary Capital”: a capital instrument approved as Tier 2 or Tier 3 Ancillary Capital pursuant to the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to, in either case, Tier 2 or Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Term Benchmark Loan.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the Financial Conduct Authority Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States”: the United States of America.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock”: as applied to the shares of any company, shares of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such company other than shares having such power only by reason of the happening of a contingency.

“Wholly Owned Subsidiary”: of any Person, any Subsidiary of such Person to the extent all of the Capital Stock of such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

“Winding-Up”: at any time, a court order is made or an effective resolution is passed for the winding-up of the Borrower (except, in any case, a solvent winding-up solely for the purpose of a reconstruction, merger or amalgamation or the substitution in place of the Borrower of a successor in business of the Borrower).

“Withholding Agent”: the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof) and (C) any change to lease accounting rules from those in effect on March 27, 2017 pursuant to Accounting Standards Codification 840 and other lease accounting guidance in effect on such date, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) “consolidated” means, when used with reference to financial statements or financial statement items of a Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vii) references to statutes or regulations shall, unless otherwise specified, be deemed to include all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statutes or regulations.

(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3[Reserved.]

1.4Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to such approvals required under Section 11.1); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.5Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS

2.1Term Loan Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make term loans in Dollars (a “Term Loan”) during the Availability Period to the Borrower in an amount equal to the Term Loan Commitment of such Lender. The Borrower may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b)    On the Term Loan Maturity Date, but subject to compliance with the BMA Repayment Requirements, the Borrower shall repay all then outstanding Term Loans made by the Lenders to the Borrower.

2.2Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice substantially in the form of Exhibit M hereto must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested date of the borrowing, in the case of Term Benchmark Loans, or (b) one Business Day prior to the requested date of the borrowing, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested borrowing date and (iii) in the case of Term Benchmark Loans, the respective length of the initial Interest Period therefor.

Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of the borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the proposed borrowing date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan by designating such branch or Affiliate as its lending office; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.3Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender which has a then effective Commitment a commitment fee (a “Commitment Fee”) for the period from and including the date that is 30 days after the Closing Date to the last day upon which such Lender’s Commitment shall have terminated, computed at the Commitment Fee Rate on the average daily amount of the unused portion of the Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Commitment Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(c)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a funding fee (the “Funding Fee”) equal to 0.20% of the aggregate amount of Term Loan Commitments that are funded on the Funding Date, which fee shall be due and payable in cash on such date.

(d)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee (the “Duration Fee”) equal to 0.125% of the aggregate principal amount of the Term Loans outstanding on each applicable Duration Fee Payment Date, which shall be due and payable in cash on such date; provided that, with respect to the Duration Fee paid on the date that the Term Loans are repaid in full, such Duration Fee shall be computed at 0.125% on the average daily amount of the Term Loans outstanding from the last Duration Fee Payment Date to the date the Term Loans are repaid in full multiplied by a fraction, the numerator of which is the number of days from the last Duration Fee Payment Date and the denominator of which is 90.

2.1Termination or Reduction of Commitments Unless previously terminated, the Term Loan Commitments shall terminate upon the making of the Loans on the Funding Date or the last day of the Availability Period, whichever comes first.

2.2Ranking.

The payment obligations of the Borrower under this Agreement are unsecured and rank:

(a)in the event of a Winding-Up of the Borrower, contractually subordinated to the claims of all policyholders of Insurance Subsidiaries as at the date of the Winding-Up of the Borrower to the extent that such Insurance Subsidiaries do not have sufficient capital (or are otherwise unable) to satisfy such claims;

(b)senior in right of payment to any future indebtedness that the Borrower incurs that is expressly subordinated in right of payment to the Term Loans; and

(c)equal in right of payment to the Borrower’s existing and future unsecured indebtedness that is not subordinated in right of payment to the Term Loans.

It is understood that Section 2.5(a) shall cease to apply if the Term Loans no longer constitute Tier 2 or Tier 3 Ancillary Capital.

2.1Prepayments.

(a)Optional Prepayments. Subject always to Section 2.7, the Borrower may at any time and from time to time prepay the Loans made by the Lenders to the Borrower, in whole or in part, without premium or penalty, upon irrevocable notice substantially in the form of Exhibit N delivered by the Borrower to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans, and no later than 11:00 A.M., New York City time, on the requested prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the name of the Borrower and whether the prepayment is of Term Benchmark Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16; provided further that any such prepayment pursuant to Section 2.6(a) shall comply with the BMA Repayment Requirements. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of ABR Loans and Term Benchmark Loans for the Borrower shall be in an aggregate principal amount of
$5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of ABR Loans, the entire principal amount thereof).

(b)Replacement Tier 2 or Tier 3 Ancillary Capital Prepayments.

(i)Subject to clause (iv) below and compliance with the BMA Repayment Requirements, on each occasion that the Borrower or any Subsidiary receives any Net Cash Proceeds in respect of any Prepayment Event (other than an RCO Satisfying Issuance), (i) prior to the Funding Date, unused outstanding Term Loan Commitments shall be reduced on a Dollar-for- Dollar basis on the date of receipt by the Borrower or its Subsidiaries of any such Net Cash Proceeds and (ii) on and after the Funding Date, outstanding Loans shall be prepaid on a Dollar for Dollar basis by the Borrower or its Subsidiaries promptly (and in any event within five

Business Days) with any such Net Cash Proceeds. Subject to clause (ii) below, each prepayment of outstanding Loans required to be made pursuant to this paragraph shall be allocated pro rata among the Loans.

(ii)The Borrower shall notify the Administrative Agent in writing substantially in the form of Exhibit N of any prepayment of Loans required to be made pursuant to Section 2.6(b) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(iii)[Reserved.]

(iv)The Borrower shall not be required to prepay by any amount that would otherwise be required pursuant to clause (i) above to the extent (i) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation to the Borrower of any such Net Cash Proceeds would be prohibited, restricted or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors or officers or (ii) the relevant Net Cash Proceeds are generated by any Subsidiary and the repatriation of such Net Cash Proceeds to the Borrower would result in adverse tax consequences as reasonably determined by the Borrower; provided that upon the Borrower obtaining knowledge that such circumstance in clause
(i) and/or clause (ii), as applicable, ceases to apply, such Net Cash Proceeds shall be deemed received for purposes of clause (i) above and any prepayment or reduction requirements applicable thereto.

(c)the Borrower shall also pay any amounts owing pursuant to Section 2.16.

2.1BMA Repayment Requirements

(a)If any amount is required to be paid, repaid or prepaid by the Borrower pursuant to this Agreement or the other Loan Documents, other than scheduled payments of interest and fees and other amounts (not being of principal, interest or fees) under this Agreement or the other Loan Documents, but, on the date of any such payment, repayment or prepayment, the BMA Repayment Requirements would not be satisfied, the Borrower shall, as soon as reasonably practicable (and, in any event, within three Business Days of the date for such payment, repayment or prepayment), deliver a notice to the Administrative Agent explaining why the BMA Repayment Requirement would not be satisfied (“BMA Repayment Requirement Notice”). The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s BMA Repayment Requirement Notice.

(b)Following the receipt by the Administrative Agent of a BMA Repayment Requirement Notice, the date of the applicable payment, repayment or prepayment shall be deferred to the earlier of (x) the first date following the delivery of the BMA Repayment Requirement Notice that the BMA Repayment Requirements would be satisfied if such payment, repayment or prepayment were made on such date and (y) a Winding-Up (such earlier date, the “Rescheduled BMA Payment Date”).

(c)The Borrower shall notify the Administrative Agent of the Rescheduled BMA Payment Date as soon as reasonably practicable (and, if possible, at least three Business Days prior to such date). The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s notice under this Section 2.7(c).

(d)Each of the parties agrees and acknowledges that a failure by the Borrower to pay, repay or prepay any amount in the circumstances contemplated by paragraph (a) above shall not constitute an Event of Default (it being understood that, notwithstanding the foregoing, failure to repay the Term Loans on the Term Loan Maturity Date shall constitute an Event of Default under Section 8.1(a), but not if such failure to repay is caused by paragraph (a) of the definition of "BMA Repayment Requirements" not being met).

(e)

(i)If, as of the Solvency Test Date or any date thereafter (including, without limitation, on the Term Loan Maturity Date), the Borrower does not have sufficient capital to satisfy the ECR Condition, the Borrower shall promptly commence using Commercially Reasonable Efforts, subject to the existence of a Market Disruption Event, to raise net cash proceeds from the issuance of Qualifying Securities in an amount at least equal to the principal amount of the Term Loans outstanding as of such date (the “Replacement Capital Obligation”).

(ii)On or after the Solvency Test Date and prior to the Term Loan Maturity Date, if the Borrower is unable to satisfy the ECR Condition, the Borrower shall, within five Business Days of the principal executive officer or the principal financial officer of the Borrower becoming aware of the inability to so satisfy the ECR Condition, notify the Administrative Agent in writing of such inability (and direct the Administrative Agent to transmit such notice to the Lenders); provided, however, that the Borrower shall provide any such notice no later than the Business Day immediately preceding the Term Loan Maturity Date.

(iii)If a successful issuance of Qualifying Securities satisfying the Replacement Capital Obligation occurs after the Solvency Test Date (an “RCO Satisfying Issuance”), then (i) such RCO Satisfying Issuance shall constitute an issuance of replacement capital in satisfaction of the BMA Repayment Requirements for any prepayment or repayment of the Term Loans, and
(ii) the Borrower shall promptly notify the Administrative Agent of such RCO Satisfying Issuance in writing (and direct the Administrative Agent to transmit such notice to the Lenders). Upon receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds of any such RCO Satisfying Issuance, outstanding Loans shall be prepaid or repaid on a Dollar for Dollar basis by the Borrower or its Subsidiaries promptly (and in any event within one Business Day) with any such Net Cash Proceeds.

(iv)The Replacement Capital Obligation shall continue to apply until the earlier of (i) an RCO Satisfying Issuance or (ii) the BMA Repayment Requirements being satisfied by means other than an RCO Satisfying Issuance; provided that, if the BMA Repayment Requirements cease to be satisfied prior to the Term Loan Maturity Date, the Replacement Capital Obligation shall be reinstated.

(v)The Borrower’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Qualifying Securities to satisfy the Replacement Capital Obligation, subject to the existence of a Market Disruption Event, shall constitute a breach of a covenant under this Agreement (a “Replacement Capital Obligation Default”), but shall not in any case constitute a Default or an Event of Default under this Agreement. The sole remedy for a Replacement Capital Obligation Default is for the Administrative Agent or the Administrative Agent acting on behalf of the Section 2.7 Required Lenders to bring suit for specific performance of the Borrower’s obligations with respect to the Replacement Capital Obligation Default. No Lender may pursue any such remedy under the Agreement unless the Administrative Agent shall have failed to act within five Business Days after (i) receiving notice of a Replacement Capital

Obligation Default and request by the Section 2.7 Required Lenders to bring suit and (ii) receiving an indemnity reasonably satisfactory to it. If the Administrative Agent has failed to take such action then any Lender that is a Section 2.7 Required Lender has the right to act at the request of the Section 2.7 Required Lenders to pursue the remedy specified therein.

2.1Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit H no later than 10:00 A.M., New York City time three Business Days prior to the proposed conversion date; provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Term Benchmark Loan when any Event of Default or Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, substantially in the form of Exhibit H hereto in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Term Loan may be continued as such when any Event of Default or Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section 2.8 or if such continuation is not permitted pursuant to the preceding proviso, such Loan shall be automatically converted to an ABR Loan on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.2Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that,
(a)after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Term Benchmark Tranches shall be outstanding at any one time.

2.1Interest Rates and Payment Dates. (a) Each Term Benchmark Loan shall bear interest (including, without limitation, after the Term Loan Maturity Date, if applicable) for each day during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR determined for such day plus the Applicable Margin .

(b)Each ABR Loan shall bear interest (including, without limitation, after the Term Loan Maturity Date, if applicable) at a rate per annum equal to the ABR plus the Applicable Margin.

(c)(i) (x) If an Event of Default under Section 8.1(a) or Section 8.1(f) shall have occurred and be continuing, (y) upon the request of the Required Lenders if any other Event of Default shall have occurred and be continuing or (z) at any time after the Term Loan Maturity Date, the principal amount of all Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% (or, at any time after the

Term Loan Maturity Date, 5%) and (ii) if all or a portion of any interest payable on any Loan or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% (or, at any time after the Term Loan Maturity date, 5%), in each case as described in this clause (ii), from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)Interest shall be payable in arrears on each Interest Payment Date; provided that, at the request of the Administrative Agent or the Required Lenders, interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.1Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR or the Term SOFR (pursuant to Section 2.14) shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.2Inability to Determine Interest Rate; Benchmark Replacement Setting.

(a)Inability to Determine Interest Rate. Subject to this Section 2.12, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.13, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b)Benchmark Replacement.

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause
(a)of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and the definition of “Term SOFR” shall be deemed modified to delete the addition of the Applicable SOFR Adjustment to Term SOFR for any calculation and(B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00
p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(e) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non- representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause
(i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Term Benchmark borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.1Pro Rata Treatment and Payments. (a) The borrowing of the Term Loans by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata among the Lenders, and each payment by the Borrower on account of any Commitment Fee shall be distributed by the Administrative Agent pro rata to each Lender according to the respective amounts thereof owing pursuant to Section 2.3(a).

(f)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans made to it shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders.

(g)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in the currency required hereunder and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(h)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Funding Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Funding Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(i)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.1Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

(i)shall subject any Lender or the Administrative Agent to any tax of any kind whatsoever with respect to this Agreement or any Term Benchmark Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) taxes described in clauses (c) through (e) of the definition of Excluded Taxes, (ii) Non-Excluded Taxes and (iii) Connection Income Taxes);

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR; or

(iii)shall impose on such Lender or the applicable offshore interbank market any other condition (not to include Taxes) affecting this Agreement or such Lender’s Loan;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of clause (i) above, to such Lender or the Administrative Agent), by an amount that such Lender (or, in the case of clause (i) above, such Lender or the Administrative Agent) deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans (or of its obligation to make any such Term Benchmark Loan), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower to which such Loans were made shall pay such Lender (or, in the case of clause (i) above, such Lender or the Administrative Agent) any additional amounts necessary to compensate such Lender (or, in the case of clause (i) above, such Lender or the Administrative Agent) for such increased cost or reduced amount receivable. If any Lender or the Administrative Agent becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)A certificate setting forth in reasonable detail a calculation of the amount of and the basis for any additional amount payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on such certificate within 10 Business Days after receipt by the Borrower. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to clause (a) or (b) of this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.1Taxes. (a) Except as required by applicable law, all payments made by (or on behalf of) the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Non-Excluded Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, (i) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder or under any other Loan Document at the rates or in the amounts specified in this Agreement or in the applicable Loan Document as if such withholding or deduction had not been made, (ii) the Borrower or applicable Withholding Agent shall deduct or withhold such amounts and (iii) the Borrower or applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section.

(b)In addition, the Borrower shall pay any Other Taxes and any Excluded Taxes in respect of which it has been by law required to make any deduction or withholding to the relevant Governmental Authority in accordance with applicable law or, in the case of Other Taxes, at the option of the Administrative Agent, timely reimburse it for the payment of such Other Taxes.

(c)The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

(e)A Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to allow the Borrower and the Administrative Agent to comply with any information reporting requirements to which they are subject; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender. Each Lender that is a United States person, as defined in section 7701(a)(30) of the Code (a “United States Person”), shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. To the extent the Borrower is a United States Person (a “U.S. Borrower”), each Lender (or Transferee) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to such U.S. Borrower and the Administrative

Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W-8IMY, or, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E-1 (except for Non-U.S. Lenders that are partnerships for U.S. Federal Income Tax purposes, which shall deliver a statement substantially in the form of Exhibit E-4) and a Form W-8BEN or W-8BEN-E or Form W-8IMY, or any subsequent versions thereof or successor thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Loan Documents, or (iii) in the case of a Non-U.S. Lender that is not the beneficial owner of the Term Loan, two copies of Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN, Form W 8BEN-E, a statement substantially in the form of Exhibit E-2 or Exhibit E-3, Form W- 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a Non-U.S. Lender with respect to any U.S. Borrower under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) or within 10 Business Days of the request by such U.S. Borrower or the Administrative Agent. If a payment made to a Lender under any Loan Document would be subject to
U.S. federal withholding Tax imposed by FATCA if such lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Each Non-U.S. Lender shall promptly notify each U.S. Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to such U.S. Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender must also attach the additional documentation that must be transmitted with the Form W-8IMY, including the appropriate forms described in this Section 2.15(e).

(f)Each Lender shall indemnify the Administrative Agent for the full amount of any Non-Excluded Taxes that are attributable to such Lender and that are payable or paid by the Administrative Agent, (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such non-Excluded Taxes and without limiting the obligation of the Borrower to do so). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(g)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit for any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid any additional amount pursuant to this Section, it shall pay over such refund or the amount of such credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority or loses the benefit of such credit. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.1Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of
(a) any failure of the Borrower to make a borrowing of, conversion into or continuation of Term Benchmark Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any failure of the Borrower to make any prepayment of Term Benchmark Loans after the Borrower has given notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

2.2Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14(a), 2.14(b) or 2.15(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event or assign its rights and obligations hereunder to an Affiliate with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) or such Affiliate, as the case may be, to suffer no unreimbursed economic, legal or regulatory disadvantage.

2.3Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14(a), 2.14(b) or 2.15(a), (b) refuses to consent to any waiver or amendment with respect to any Loan Document that requires the approval of each Lender or all affected Lenders and that has been consented to by the Required Lenders or (c) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default or Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall, within 30 days of the Borrower’s request have taken no action under Section 2.17 that eliminates the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Term Loans and other amounts (including accrued interest) owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto as if it were prepaid on the date of such purchase (provided that in the case of a replacement pursuant to clause
(c) above, the Borrower shall only be liable for the positive difference, if any, between (A) any amounts owing by the Borrower under Section 2.16 and (B) any obligations owing by such Defaulting Lender to the Borrower under the Loan Documents as a result of such Defaulting Lender becoming a Defaulting Lender), (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the portion of the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.4Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)the Commitment Fee set forth in Section 2.3(a) shall cease to accrue for such Defaulting Lender.

(b)the Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1), provided that any waiver, amendment or modification (i) requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately with respect to the other affected Lenders or (ii) that would increase or extend the term of the Commitment of such Defaulting Lender shall require the consent of such Defaulting Lender.

(c)[Reserved.]

(d)[Reserved.]

(e)[Reserved.]

(f)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.7 but excluding Section 2.18) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) [reserved], (iii) [reserved], (iv) second, to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) third, if so determined by the Administrative

Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Term Loans under this Agreement, (vi) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

SECTION 3 [Reserved.]

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1Financial Conditions. Except as set forth in any public filing by the Borrower prior to the Closing Date with the United States Securities and Exchange Commission, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2022, and the related consolidated statement of comprehensive income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young Global Limited, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth in any public filing by the Borrower prior to the Closing Date with the United States Securities and Exchange Commission, as of the date of this Agreement, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for material taxes or any material long-term leases or material unusual forward or long-term commitments, including any Swap Contracts, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2022 to and including the date of this Agreement there has been no Disposition by any Group Member of any material part of its business or property.

4.2No Change. Except as set forth in any public filing by the Borrower prior to the Closing Date with the United States Securities and Exchange Commission, since December 31, 2022, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3Existence; Compliance with Law. Each Group Member (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify or be in good standing would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including the Bermuda Companies Act and Insurance Act as applicable to the Borrower and each Subsidiary incorporated under the laws of Bermuda) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is subject to any Private Act.

4.4Power; Authorization; Enforceable Obligations.

(a)The Borrower has or will have the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Term Loans hereunder, and the Borrower has or will have taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Term Loans or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, except in connection with the BMA Repayment Requirements as set forth herein and consents, authorizations, filings and notices that have been obtained or made and are in full force and effect. Each Loan Document has been or will be duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)Under the laws of the jurisdiction of its incorporation in force at the date hereof, the Borrower will not be required to make any deduction or withholding from any payment it may make hereunder or under the Notes.

(c)The claims of the Lenders against the Borrower under this Agreement and the Notes will rank at least pari passu with the claims of all its other unsecured creditors under the laws of (i) the jurisdiction of the Borrower’s incorporation and (ii) New York, except creditors whose claims are preferred solely by any bankruptcy, insolvency or other similar law of general application governing the enforcement of creditors’ rights.

(d)In any proceedings taken in Bermuda in relation to this Agreement, the choice of New York law as the governing law of this Agreement, and any judgment obtained in the United States, will be recognized and enforced (other than a judgment for a sum payable in respect of taxes or other charges of a like nature in respect of a fine or other penalty, or in respect of multiple damages as defined in the Protection of Trading Interests Act 1981 of Bermuda), provided that (i) the court which rendered the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and (ii) the judgment is not contrary to public policy (and the Borrower is not aware of anything contrary to public policy) in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

(e)Under the laws of Bermuda it is not necessary that this Agreement, the Notes or any other Loan Document be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation with this Agreement, the Notes or such other Loan Document.

4.5No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (except, in the case of Contractual Obligations, to the extent that the failure of any of the statements in this Section 4.5 to be accurate could not reasonably be expected to have a Material Adverse Effect).

4.6Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending, or, to the knowledge of the Borrower, threatened, by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8Ownership of Property; Liens. Each of the Borrower and each Material Subsidiary has good title to, or a valid leasehold interest in all its real and personal property material to its business except for minor defects in title that could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien not permitted by Section 7.6.

4.9Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; no material tax Lien has been filed against any Group Member; and, to the knowledge of the Borrower, no claim is being asserted with respect to any tax return or for any unpaid taxes that, individually or in the aggregate for all such claims, would reasonably be expected to have a Material Adverse Effect.

4.10Federal Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Term Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.11ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 303 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred (other than a standard termination within the meaning of Section 4041(b) of ERISA), and no Lien on the assets or property of any Group Member or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen, during such five-year period; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (iv) there has been no failure to make, by its due date, a required installment payment under Section 430(j) of the Code with respect to any Single Employer Plan nor any failure to make by its due date a required contribution to a Multiemployer Plan and (v) no Foreign Plan Event has occurred or is reasonably expected to occur.

Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower, Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and none of the Borrower, Subsidiaries nor any Commonly Controlled Entity would become subject to any liability under ERISA if such entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Except as would not reasonably be expected to result in a Material Adverse Effect, no Multiemployer Plan is Insolvent, or in “endangered” or “critical” status (within the meaning of Section 432(b) of the Code or Section 305(b) of ERISA).

4.12Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by, or an “affiliated person” of, or “principal underwriter” for, an “investment company”, within the meaning of the Investment Company Act of 1940.

4.13Subsidiaries. Schedule 4.13 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Borrower or any other Subsidiary as of such date.

4.14Use of Proceeds. The proceeds of the Term Loans shall be used to (a) repurchase, redeem, or otherwise acquire all outstanding 2023 Senior Notes and (b) pay any fees and expenses in connection therewith.

4.15Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)none of the Group Members has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

(b)none of the Group Members has become subject to liability under any Environmental Law;

(c)none of the Group Members has received notice of any claim with respect to any liability under any Environmental Law;

(d)the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations or under circumstances that could reasonably be expected to give rise to liability under any Environmental Law; and

(e)Hazardous Materials have not been transported or disposed by any Group Member in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Law.

4.16Accuracy of Information, etc.

(a)To the best of the Borrower’s knowledge, the Confidential Information Memorandum, taken as a whole, is correct in all material respects as of the date thereof and does not, as of the date thereof, contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein (taken as a whole) not misleading as of such date in light of the circumstances under which they were made; provided, however, that this representation does not extend to (i) any projections and other forward looking statements contained in the Confidential Information

Memorandum (the “Projections”) and (ii) information in the Confidential Information Memorandum which is referenced to a specific source or derived from public or other sources. The Projections contained in the Confidential Information Memorandum have been prepared in good faith based upon assumptions reasonably believed by the Borrower to be reasonable at the time of preparation, it being understood, and the Administrative Agent and each Lender understands that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and there can be no assurances that such Projections will be realized.

(b)No written statement or information delivered by the Borrower to the Administrative Agent and the Syndication Agent or the Lenders contained in this Agreement or any other Loan Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein (taken as a whole) not misleading as of the date of such statement or information in light of the circumstances under which they were provided.

(c)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Borrower’s Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

4.17PATRIOT Act; OFAC.

(a)PATRIOT Act. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act (12 U.S.C.
§§ 95a–95b and 50 U.S.C. App. §§ 1–44), and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto; (ii) the PATRIOT Act; (iii) Sanctions and (iv) Anti-Corruption Laws.

(b)Sanctioned Persons. None of the Borrower, any Subsidiary nor; any of their respective directors, officers, or, to the knowledge of the Borrower, employees or agents is the subject or target of (or is owned or controlled by a Person that is the subject or target of) any sanctions administered by the United States government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security Council, the European Union, HM’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”) and any other enabling legislation or executive order relating thereto, and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person (i) to fund, finance, or facilitate the activities of or business of any Person that at the time of such funding or financing is the subject or target of any Sanctions, (ii) to fund, finance, or facilitate activities in or business in any country or territory, that at the time of such funding or financing is the subject or target of any Sanctions, or (iii) in violation of any Sanctions or Anti-Corruption Laws.

(c)Compliance. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective officers, employees, directors and agents with the PATRIOT Act, Anti- Corruption Laws and applicable Sanctions.

4.18Margin Regulations. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U or X.

SECTION 5 CONDITIONS PRECEDENT

5.1Conditions to the Closing Date. Anything herein to the contrary, notwithstanding the effectiveness of this Agreement shall not occur until the date on which each of the following conditions precedent is satisfied (or waived in accordance herewith):

(a)Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1.

(b)Fees. (i) The Lenders, the Administrative Agent and the Syndication Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsels, including Bermuda local counsel), on or before the Closing Date.

(c)Other Information. (i) The Administrative Agent and each Lender shall have received such information as it shall have reasonably requested to comply with all applicable “know- your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause
(ii) shall be deemed to be satisfied).

(d)Enhanced Capital Requirement Certificate. The Administrative Agent shall have received a certificate from the Borrower certifying pro forma compliance with the Enhanced Capital Requirement Covenant as of March 31, 2023.

5.2Conditions to Each Term Loan. The obligation of each Lender to make Term Loans shall be subject to the satisfaction (or waiver by each Lender) of the following conditions precedent:

(a)Closing Date. The Closing Date shall have occurred.

(b)Representations and Warranties. Each of the representations and warranties made by the Borrower in the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date and except for Section 4.6).

(c)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Term Loans requested to be made on such date.

(d)Notice of Borrowing. The Administrative Agent shall have received from the applicable Borrower a notice of borrowing in accordance with Section 2.2.

(e)Funding Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received from a Responsible Officer or the secretary or assistant secretary of the Borrower (i) a certificate of the Borrower, dated the Funding Date, substantially in the form of Exhibit B, attaching its Certificate of Incorporation, Memorandum of Association, Bye-

Laws, Register of Directors & Officers, tax assurance certificate and BMA foreign exchange consent / “No Objection” and other constitutional documents for the Borrower issued (and to the extent available in such jurisdiction, certified) by the appropriate Governmental Authority of Bermuda and (ii) a certificate of compliance for the Borrower from the Registrar of Companies of Bermuda.

(f)Legal Opinions. The Administrative Agent shall have received the executed:

(i)legal opinion of Willkie Farr & Gallagher LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent;

(ii)legal opinion of Walkers (Bermuda) Limited, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)legal opinion of US general counsel of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters pertinent to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g)Consents, Etc. The Borrower shall have received, on reasonably satisfactory terms, all consents and authorizations required pursuant to any Contractual Obligation with any other Person and shall have obtained all permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Borrower to lawfully execute, deliver and perform, in all material respects, its obligations hereunder and under the other Loan Documents to which it is, or shall be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

(h)2023 Senior Notes. Substantially simultaneously with the Funding Date, amounts outstanding under the 2023 Senior Notes shall be repaid in full (provided that if this clause (j) is not satisfied on or prior to the Funding Date, it shall be permitted to be satisfied within five Business Days of the Funding Date).

(i)Enhanced Capital Requirement Certificate. The Administrative Agent shall have received a certificate from the Borrower certifying pro forma compliance (after giving effect to the repayment of the 2023 Senior Notes and incurrence of the Term Loans) with the Enhanced Capital Requirement Covenant.

(j)Fees. The Lenders, the Administrative Agent and the Syndication Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsels, including Bermudian local counsel), on or before the Funding Date.

SECTION 6 AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1Financial Statements. Furnish to the Administrative Agent:

(a)as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year certified by Ernst & Young Global Limited or other independent certified public accountants of nationally recognized standing; and

(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of comprehensive income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP. Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a third-party website (such as http://sec.gov) or whether sponsored by the Administrative Agent); provided that the Borrower shall (x) except to the extent that an option to automatically receive an e-mail alert with respect to any applicable document is available at http://investor.aspen.co/EmailNotification(or another readily accessible page on the Borrower’s website), notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such document and (y) upon written request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and each Lender shall be solely responsible for maintaining its copies of such documents.

6.2Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (d), to the relevant Lender):

(a)concurrently with the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 7.1 and Section 7.9 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)if required to be filed by the Borrower with the SEC pursuant to SEC rules and regulations applicable to the Borrower: within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, a narrative discussion and analysis of the consolidated financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year (it being understood that the delivery of the management’s discussion and analysis of the applicable Form 10-Q containing the financial statements delivered pursuant to Section 6.1 shall satisfy the requirement of this Section 6.2(b));

(c)within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower files with the SEC;

(d)promptly, such additional financial and other information regarding the business, operations and financial conditions of the Borrower or any of its Subsidiaries as any Lender may from time to time reasonably request; and

(e)promptly following receipt thereof, copies of any documents described in Sections 101(f), 101(k) or 101(l) of ERISA that any Borrower, Subsidiary or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if any Borrower, Subsidiary or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, any Borrower, Subsidiary and/or any Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each relevant Lender) promptly after receipt thereof.

6.3Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including taxes) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to pay, discharge or satisfy would not reasonably be expected to have a Material Adverse Effect.

6.4Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect the organizational existence of the Borrower, each Material Subsidiary and each Insurance Subsidiary and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including all required insurance licenses of each Material Subsidiary, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of each of clauses (i) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5Maintenance of Property; Insurance (a) Keep all property useful and necessary in the business of the Borrower, each Material Subsidiary and each Insurance Subsidiary in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all the property of the Borrower, each Material Subsidiary and each Insurance Subsidiary in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6Inspection of Property; Books and Records; Discussions. (a) Keep such books of records and account as are necessary to permit the Borrower and its Subsidiaries to prepare financial statements that are in conformity with GAAP and that are in compliance with all Requirements of Law relating to the maintenance of financial records (except, in the case of such Requirements of Law, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect) and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that the Borrower shall have an opportunity to participate in any discussions with any public accountants.

6.7Notices Promptly give notice to the Administrative Agent and each Lender of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)any other development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(d)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(e)[Reserved.]

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8Environmental Laws. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, comply with all applicable Environmental Laws.

SECTION 7 NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1Financial Condition Covenants.

(a)Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower to exceed 35%.

(b)Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as at the last day of each fiscal quarter of the Borrower to be less than the sum of (i) $2,019,600,000, (ii) 25% of Consolidated Net Income during the period from January 1, 2021 to and including such last day of such fiscal quarter (if positive) and (iii) 25% of the aggregate Net Cash Proceeds of all issuances by the Borrower of shares of its Capital Stock during the period from January 1, 2021 to and including such last day of such fiscal quarter.

(c)Minimum Enhanced Capital Requirement. Permit the available statutory capital and surplus as calculated in accordance with the Group Rules, to fall below the Target Capital Level as at the last day of each fiscal quarter of the Borrower (the “Enhanced Capital Requirement Covenant”).

7.2Indebtedness. (a) With respect to the Borrower, create, incur, assume or permit to exist any Indebtedness, except for (i) the Obligations, (ii) until the date that is within five Business Days following the Funding Date, Indebtedness in connection with the 2023 Senior Notes, (iii) Indebtedness under any capital instrument entered into in connection with Funds at Lloyd’s, (iv) Indebtedness in connection with Revolving Credit Agreement in an aggregate amount not to exceed
$400,000,000 and (iv) other Indebtedness that is either pari passu in right of payment with, or subordinated in right of payment to, the Obligations; provided that, at the time of incurrence of such other Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(b)With respect to any Subsidiary of the Borrower, create, incur, assume or permit to exist any Indebtedness, except for:

(i)Indebtedness of any Revolving Borrower pursuant to any Revolving Loan Document (as in effect on the date hereof);

(ii)Indebtedness of any Group Member to any other Group Member;

(iii)Guarantee Obligations by any Group Member of obligations of any other Group Member;

(iv)Indebtedness outstanding on the date hereof and listed on Schedule 7.2(b)(iv) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, except by an amount equal to any existing commitments or increase options unutilized thereunder);

(v)Indebtedness (including Capital Lease Obligations) incurred in the ordinary course of business and secured by Liens permitted by Section 7.6(h) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(vi)obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation or taking a “market view”;

(vii)Indebtedness for letters of credit which have been issued on behalf of any Insurance Subsidiary to or for the benefit of reinsurance cedents or insurance clients in the ordinary course of business;

(viii)Indebtedness under any capital instrument entered into in connection with Funds at Lloyd’s;

(ix)Indebtedness of any Subsidiary incurred under securities lending arrangements entered into in the ordinary course of business;

(x)Indebtedness incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(xi)Indebtedness incurred by an Insurance Subsidiary in the ordinary course of day- to-day insurance or reinsurance activities and which is substantially consistent with past practice for such Subsidiary prior to the Closing Date;

(xii)Indebtedness with respect to any Lien described in Section 7.6(p); provided that such Indebtedness existed at the time the relevant Investment was made and such Indebtedness was not incurred with, as a result of or in contemplation of such Investment;

(xiii)to the extent constituting Indebtedness, any Indebtedness pursuant to overdraft facilities in the ordinary course of business and consistent with past practice; and

(xiv)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Indebtedness incurred in the ordinary course of business not otherwise permitted under this Section 7.2(b) in an aggregate principal amount (for all Subsidiaries) not to exceed 10% of Consolidated Tangible Net Worth at the time of creation, incurrence or assumption, as the case may be.

7.3Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any of such Subsidiary’s Capital Stock to any Person, except:

(a)transactions in the ordinary course of business involving current assets or other assets classified in the Borrower’s balance sheet as available for sale or trading (as defined in FAS 115), including the disposition in the ordinary course of business of any assets in its investment portfolio and intra-Group Member capital contributions in the ordinary course of business;

(b)the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(c)the sale of inventory in the ordinary course of business;

(d)the transfer by any Subsidiary of the Borrower of its assets to any other Subsidiary of the Borrower;

(e)the license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Borrower or any of its Subsidiaries;

(f)the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(g)the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement;

(h)the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Borrower or any of its Subsidiaries;

(i)dividends not prohibited by Section 7.4;

(j)any ceding of insurance or reinsurance in the ordinary course of business;

(k)Dispositions permitted by Section 7.10(d)(i);

(l)the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Revolving Borrower;

(m)Dispositions of the equity interests in a Subsidiary to a Wholly Owned Subsidiary of the Borrower;

(n)Any Disposition as to which the proceeds are applied to the Obligations of the Borrower under this Agreement; provided that (i) the Borrower or such Subsidiary receives consideration at the time of such Disposition at least equal to the fair market value (as determined at the time of contractually agreeing to such Disposition) of the assets sold or otherwise disposed of and (ii) such consideration is in the form of cash or Cash Equivalents; and

(o)Dispositions of other property during any fiscal year of the Borrower having an aggregate fair market value not to exceed 10% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the prior fiscal year of the Borrower;.

7.4Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (excluding (i) the 5.625% Perpetual Non Cumulative Preference Shares issued by the Borrower on September 20, 2016, (ii) the 5.95% Perpetual Non-Cumulative Preference Shares issued by the Borrower on May 2, 2013, (iii) the depository shares of the Borrower issued on August 13, 2019, and (iv) any other Hybrid Capital), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to any Group Member and (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments.

7.5Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)investments in Cash Equivalents;

(c)investments in securities lending arrangements entered into in the ordinary course of business;

(d)Guarantee Obligations permitted by Section 7.2;

(e)loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;

(f)intercompany Investments by any Group Member in any other Group Member, including, without limitation, intercompany loans issued by any Group Member to any other Group Member;

(g)acquisitions of all or substantially all of the Capital Stock or assets of another Person so long as at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom;

(h)(i) Investments by Insurance Subsidiaries in the ordinary course of business and
(ii) Investments by the Borrower and its Subsidiaries that are not Insurance Subsidiaries in Investments that, if made by an Insurance Subsidiary, would be permitted by clause (i) immediately preceding;

(i)Investments of any Person at the time such Person becomes a Subsidiary and any modification, replacement, renewal or extension thereof; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

(j)Investments listed on Schedule 7.5 hereto;

(k)Investments in any ILS Entity;

(l)Participation as a corporate member of Lloyd’s Syndicate 4711 and Carbon Syndicate 4747; and

(m)in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount during the term of this Agreement (valued at cost, but giving effect to any distributions or returns therefrom) not to exceed 20 % of Consolidated Tangible Net Worth at the time any such Investment is made.

7.6Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)Liens on assets of any Subsidiary pledged as collateral for Indebtedness of such Insurance Subsidiary incurred under Section 7.2(b)(vii);

(f)Liens on assets of any Subsidiary created to secure obligations of such Insurance Subsidiary in connection with insurance and reinsurance arrangements;

(g)easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h)Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(a) or Section 7.2(b)(v) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the aggregate amount of all such Indebtedness of all Subsidiaries does not exceed the limit set forth in Section 7.2(b)(v);

(i)Liens created pursuant to the Security Documents (as such term is defined in the Revolving Credit Agreement (as in effect on the date hereof));

(j)any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)Liens (including Liens in favor of the Custodian (as such term is defined in the Revolving Credit Agreement (as in effect on the date hereof)) with respect to the Accounts (as such term is defined in the Revolving Credit Agreement (as in effect on the date hereof)) on cash and securities of any Group Member incurred as part of the management of its investment portfolio in accordance with customary portfolio management practice and not in violation of its investment policy as in effect on the date of this Agreement provided, however, that, with respect to the Accounts, such Liens shall be permitted only to the extent that the Custodian has agreed to subordinate such Liens as provided in the applicable Collateral Account Control Agreement (as such term is defined in the Revolving Credit Agreement (as in effect on the date hereof));

(l)Liens existing on the date hereof and listed on Schedule 7.6;

(m)Liens arising in the ordinary course of business on operating accounts maintained by any Group Member in the ordinary course of business securing obligations (other than Indebtedness) arising in the ordinary course of business in favor of the banks in which such operating accounts are maintained;

(n)attachments, judgments and similar Liens for sums not exceeding $50,000,000 in the aggregate (excluding any portion thereof covered by insurance as to which the relevant insurance company has acknowledged coverage);

(o)attachments, judgments and similar Liens for sums of $50,000,000 or more (excluding any portion thereof which is covered by insurance as to which the relevant insurance company has acknowledged coverage), provided that the execution or other enforcement of such Liens is stayed and fully bonded pending appeal;

(p)any Lien existing on property acquired in connection with an Investment made in connection with Section 7.5, provided that such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(q)restrictions and similar encumbrances created pursuant to Requirements of Law upon the sale or transferability of the Capital Stock of any Insurance Subsidiary and the exercise of any right to control any such Insurance Subsidiary

(r)Liens securing Swap Contracts of any Subsidiary of the Borrower;

(s)Liens securing obligations of the Borrower under any letter of credit facility entered into in the ordinary course of business;

(t)Liens securing obligations of the Borrower under any capital instrument entered into in connection with Funds at Lloyd’s;

(u)any extension, renewal or replacement of any Lien permitted by the preceding subparagraphs of this Section 7.6, provided that no additional property (other than a substitution of like property) shall be encumbered thereby and no additional Indebtedness shall be secured thereby unless such additional Indebtedness on such property would have been permitted in connection with the original creation, incurrence or assumption of such Lien; and

(v)other Liens securing obligations not at any time exceeding 10% of Consolidated Tangible Net Worth in the aggregate for the Borrower and all Subsidiaries.

For the avoidance of doubt, Liens made pursuant to Section 430(k) of the Code or Section 303(k) of ERISA shall not be permitted Liens.

7.7Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Revolving Loan Documents (as in effect on the date hereof) and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.8Business. Enter into any business, either directly or through any Subsidiary, except for insurance, reinsurance or insurance-related businesses.

7.9Rating. Permit at any time the rating of any Relevant Subsidiary that is rated by AM Best to have a rating below AM Best financial strength rating B++. For purposes herein, a “Relevant

Subsidiary” is any Insurance Subsidiary the total consolidated assets or total consolidated revenues of which exceed 10% of the total consolidated assets or total consolidated revenues, respectively, of the Borrower and its Subsidiaries at the end of or for, respectively, the then most recently completed fiscal quarter of the Borrower for which financial statements shall have been made available to the Lenders as required herein.

7.10Consolidations, Amalgamations, Mergers and Liquidations. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except for (a) the merger or consolidation of any Subsidiary of the Borrower with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); (b) the merger or consolidation of any Subsidiary of the Borrower with or into any other Subsidiary of the Borrower or into the Borrower (provided that the Borrower is the surviving corporation); (d) the Disposition by any Subsidiary of the Borrower of any or all of its assets (i) to the Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.3; and (e) the merger or consolidation by any Person (other than as set forth above) with or into the Borrower (provided that the Borrower is the continuing or surviving corporation) so long as at the time of such merger or consolidation and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

7.11Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any other Borrower not involving any other Affiliate, (c) transactions with any ILS Entity, (d) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business and (e) payment of customary fees and reasonable out-of-pocket expenses to, and indemnities for the benefit of, directors, officers and employees of any Group Member, in all cases, arising in the ordinary course of business.

SECTION 8 EVENTS OF DEFAULT

8.1Events of DefaultIf any of the following events shall occur and be continuing:

(a)subject to Section 2.7, the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)the Borrower shall default in the observance or performance of any agreement contained in Section 5.2(h), 6.4(a)(with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligations, but excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, that a default, event or condition described in clause (i),
(ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or

(f)(i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)one or more judgments or decrees shall be entered against any Group Member, and either (x) shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or (y) enforcement proceedings are commenced by any creditor upon such judgment or decree, involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more; or

(h)any Loan Document shall cease, for any reason, to be in full force and effect or the Borrower shall so assert; or

(i)a Change of Control shall occur; or

(j)(i) any Single Employer Plan shall fail to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA), whether or not waived, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination within the meaning of Section 4041(b) of ERISA), (iv) there shall be a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or a determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (vi) a Foreign Plan Event shall occur or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;

then, and in any such event but only if the conditions set out in Section 8.2 are satisfied, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Term Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.2Winding-Up/BMA Repayment Requirements. Notwithstanding any other provision of this Agreement, the consequences set out in Section 8.1 above shall only occur, and the Administrative Agent may only take any action under Section 8.1 above, on or at any time after:

(a)a Winding-Up; or

(b)the occurrence of an Event of Default which is continuing in circumstances where the BMA Repayment Requirements are satisfied;

provided that, it is understood that this Section 8.2 shall cease to apply if the Term Loans no longer constitute Tier 2 or Tier 3 Ancillary Capital.

SECTION 9 THE AGENTS

9.1Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, as applicable, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, as applicable, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2Delegation of Duties. The Administrative Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent the action or omission was performed with gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction) or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

9.4Reliance. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

(b)    [Reserved.]

9.5Non-Reliance on Agents and Other Lenders. (a) Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

(b) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.6Indemnification. (a) The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Term Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

(b)    [Reserved.]

9.7Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.8Successor Administrative Agent.

(a)The Administrative Agent may resign as Administrative Agent upon notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders under this Agreement appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b)[Reserved.]

(c)[Reserved.]

(d)[Reserved.]

9.9Other Agents. The Syndication Agent and the Structuring Agent shall not have any duties or responsibilities hereunder in such capacity.

9.10Erroneous Payments.

(a)Each Lender (and each Participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.

(b)Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or
(z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)Any Payment required to be returned by a Payment Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.10(a) or on whether or not an Erroneous Payment has been made.

(d)Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan

Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(e)The Borrower hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower.

9.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Term Loans or the Commitments;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and
(D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments, this Agreement and any other Loan Document (ii) may recognize a gain if it extended the Term Loans or the Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

SECTION 10 [Reserved.]

SECTION 11 MISCELLANEOUS

11.1Amendments and Waivers. None of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and the Borrower which is a party to the relevant

Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Agents or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 11.7 without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.13(a) or (b) without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) [reserved]; (viii) amend, modify or waive any provision of Section 2.19, without the consent of each of the Administrative Agent; or (ix) [reserved]. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:    Aspen Insurance Holdings Limited 141 Front Street
Hamilton HM 19 Bermuda

Attention: Mark Pickering Telecopy: 441.297.9235
Telephone: 441.295.8201

Administrative Agent:    Citibank, N.A.
One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Attention: Agency Operations

Email: agencyabtfsupport@citi.com Facsimile No. 646-274-5080
Telephone No. 302-894-6010
provided that any notice, request or demand to or upon the Borrower, the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.

11.5Payment of Expenses and Taxes; Indemnification; Limitation of Liability.

(a)Payment of Expenses and Taxes: The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Syndication Agent for all its reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented or invoiced fees and disbursements of a single counsel to the Administrative Agent and the Syndication Agent, a Bermudian local counsel and such other special or local counsel as the Administrative Agent may deem reasonably necessary (and any additional counsel in the case of a conflict) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and the Syndication Agent shall deem appropriate, (ii) to pay or reimburse each Lender, the Administrative Agent and the Syndication Agent for all its reasonable and documented or invoiced costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of a single counsel to the Administrative Agent and the Lenders, a Bermuda local counsel and such other special or local counsel as the Administrative Agent may deem reasonably necessary (and any additional counsel in the case of a conflict), (iii) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents,

(b)Indemnity: The Borrower agrees to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, advisors, affiliates and agents (each, an “Indemnitee”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether brought by a Borrower or any other Person) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties (provided that such liability was incurred during such time as a Group Member controlled such Properties) and the reasonable documented or invoiced fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or its affiliates. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution from any Indemnitee or any other rights of recovery from any Indemnitee with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor and shall be accompanied by a statement setting forth in reasonable detail the source of such Indemnified Liability and the amount claimed thereunder. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Term Loans and all other amounts payable hereunder. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Limitation of Liability: The Borrower agrees, to the extent permitted by applicable law, that they shall not assert, and hereby waive, any claim against any Lender and the Administrative Agent and their respective officers, directors, employees, advisors, affiliates and agents (each, a “Lender-Related Person”) for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet). The Borrower agrees they shall not assert, and each such party hereby waives, any losses, claims (including intraparty claims), demands, damages or liabilities of any kind against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that, nothing in this Section11.5(c) shall relieve the Borrower of any obligation it may have to indemnify an

Indemnitee, as provided in Section11.5(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

11.6Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or (2) if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any assignment of Term Loans or Term Commitments unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof by the Borrower; and

(B)the Administrative Agent.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)no such assignment shall be made to (I) the Borrower or an Affiliate or Subsidiary of the Borrower, (II) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (II), (III) a natural person, (IV) [reserved] or (V) any business that competes directly with the Borrower in providing insurance or reinsurance products and is identified in writing by the Borrower to the Administrative Agent from time to time or any of such direct competitor’s Affiliates that are clearly identifiable on the basis of such Affiliate’s name.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and each written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such participation shall be made to (I) the Borrower or an Affiliate or Subsidiary of the Borrower, (II) a natural person or (III) any business that competes directly with the Borrower in providing insurance or reinsurance products and is identified in writing by the Borrower to the Administrative Agent from time to time or any of such direct competitor’s Affiliates that are clearly identifiable on the basis of such Affiliate’s name. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.14, 2.15, 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph
(b) of this Section (it being understood that the documentation required under Section 2.15 shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant shall be subject to Section 11.7 as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section
2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(e).

(iii)Each Lender that sells a participation, acting solely for this purpose as a non- fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans and other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

Notwithstanding anything else provided herein or otherwise, no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any Participant or any information relating to a Participant's interest in the Term Loans or other obligations under this Agreement or any other Loan Document) except to the extent such disclosure is necessary to establish that the Term Loans or such other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, provided that any Participant shall only be entitled to the benefits of this Section 11.6(c) if the identity of such Participant has been disclosed to the Borrower.

(d)Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto and, provided, further, that nothing in this paragraph (d) shall be deemed to limit in any way the application of Section 11.6(b) to any assignment of the rights or obligations of such Lender under this Agreement resulting from a foreclosure of any such pledge or security interest.

(e)The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

11.7Adjustments. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

11.8Set-off.

(a)In accordance with the Group Supervision Rules and subject to Section 11.8(b), the Term Loans will be unencumbered and do not give rise to a right of set-off against the claims and obligations of the Borrower or any Insurance Subsidiary to any Lender or the Administrative Agent. Each Lender and the Administrative Agent hereby agrees and acknowledges that (i) no security or encumbrance of any kind is, or will at any time be, provided by the Borrower or any of its affiliates to secure its obligations under any Term Loan and (ii) no Lender may, and the Administrative Agent may not, exercise, claim or plead any right of set-off in respect of any matured obligation owed to it by the Borrower arising under this Agreement or the other Loan Documents against any matured obligation owed by that Lender or the Administrative Agent to the Borrower, and each Lender and the Administrative Agent shall, by virtue of being a party to this Agreement, be deemed to have waived such right of set-off.

(b)If (for whatever reason) the Term Loans cease to qualify as Tier 2 or Tier 3 Ancillary Capital, then Section 11.8(a) above shall no longer apply and, upon the occurrence and continuation of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be, or of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9Counterparts; Electronic Execution.

(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)Delivery of an executed counterpart of a signature page of (x) this Agreement,
(y) any other Loan Document and/or (z) any other document related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such other related document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any other related document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

11.10Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTIONS (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE CHOICE OF GOVERNING LAW HAS BEEN MADE PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11.13Submission To Jurisdiction; Waivers. The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and any claims, controversies, disputes or causes of actions (whether in contract, tort or otherwise and in law or equity) based upon, arising out of or relating to this Agreement or any other Loan Document to which it is a party and the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the

United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided, however, that nothing contained in this Section 11.13(e) shall limit the Borrower’s, or the Lenders’ indemnity and reimbursement obligations to the extent set forth in any Loan Document in respect of any third-party claims alleging such special, exemplary, punitive or consequential damages.

11.14Process Agent. The Borrower hereby irrevocably designates, appoints, authorizes and empowers Aspen Insurance U.S. Services Inc. with offices currently located at 400 Capital Boulevard, Suite 200, Rocky Hill, Connecticut, 06067, USA (the “Process Agent”), as its agent to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the United States District Court for the Southern District of New York or the New York Supreme Court, New York County, and any appellate court thereof. Such service may be made by delivering a copy of such process to the Borrower in care of the Process Agent at its address specified above, with a copy delivered to the Borrower in accordance with Section 11.2, and the Borrower hereby authorizes and directs the Process Agent to accept such service on its behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. The Borrower further agrees to promptly appoint a successor Process Agent in New York City (which shall accept such appointment in form and substance satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial Process Agent.

11.15Currency of Payment. Each payment owing by the Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the Spot Selling Rate on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due hereunder to any Lender, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency, such Lender may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. The parties hereto agree that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, the Borrower, as applicable, shall immediately pay the shortfall (in the Currency of Payment) to such Lender and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender, such Lender shall promptly pay the excess over to the Borrower, as applicable, in the currency and to the extent actually received.

11.16[Reserved.]

11.17Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement (the “Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent or any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any actual or prospective counterparty (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to its employees, directors, agents, attorneys, accountants, auditors and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any Governmental Authority (including any stock exchange or other similar organization or self-regulatory body), provided that the Administrative Agent or any Lender, as the case may be, requests confidential treatment of such Information to the extent practicable and permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided that the Administrative Agent or any Lender, as the case may be, requests confidential treatment of such Information to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that (1) the Administrative Agent or any Lender, as the case may be, provides the Borrower with notice of such event promptly upon obtaining knowledge thereof (provided that the Administrative Agent or any Lender, as the case may be, is not legally prohibited by law from giving such notice) so that the Borrower may seek a protective order or other appropriate remedy and (2) in the event that such protective order or other remedy is not obtained, the Administrative Agent or any Lender, as the case may be, shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature, (g) that has been publicly disclosed other than as a result of (1) disclosure by the Administrative Agent or any Lender in violation of this Agreement or (2) becoming available from a third party which to the knowledge of the Administrative Agent or any Lender, as the case may be, is prohibited from disclosing such information pursuant to a contractual, legal or fiduciary obligation to the Borrower or a third party, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.18[Reserved] .

11.19[Reserved].

11.20WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTIONS (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

11.21No Advisory or Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its respective Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.22USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.23[Reserved].

11.24Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action or any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ASPEN INSURANCE HOLDINGS LIMITED, as a Borrower

By:	/s/ David Amaro

Name: David Amaro Title: Group General Counsel & Company Secretary
[Signature Page to Term Loan Credit Agreement]

CITIBANK, N.A., as Administrative Agent and a Lender

By:	/s/ Maureen Maroney

Name: Maureen Maroney Title: Vice President
[Signature Page to Term Loan Credit Agreement]

LLOYDS BANK PLC, as a Lender

By:	/s/ Lee Chester

Name: Lee Chester Title: Associate Director

HSBC BANK BERMUDA LIMITED, as a Lender

By:	/s/ Max Fiedler

Name: Max Fiedler Title: Head of FIG

By:	/s/ Louise Twiss West

Name: Louise Twiss West Title: Head of Wholesale Banking

BARCLAYS BANK PLC, as a Lender

By:	/s/ Edward Pan

Name: Edward Pan Title: Vice President

BANK OF MONTREAL, as a Lender

By:	/s/ Brij Grewal

Name: Brij Grewal Title: Managing Director, Head
[Signature Page to Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu

Name: Ming K. Chu Title: Director

By:	/s/ Marko Lukin

Name: Marko Lukin Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Michelle Huynh

Name: Michelle Huynh Title: Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sidhima Daruka

Name: Sidhima Daruka Title: Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda DeRoche

Name: Ananda DeRoche Title: Authorized Signatory
[Signature Page to Term Loan Credit Agreement]

Schedule 1.1 COMMITMENTS

Lender	Commitment
Citibank, N.A.	$60,000,000
Lloyds Bank plc	$60,000,000
HSBC Bank Bermuda Limited	$60,000,000
Barclays Bank PLC	$40,000,000
Bank of Montreal	$20,000,000
Deutsche Bank AG New York Branch	$20,000,000
Wells Fargo Bank, N.A.	$20,000,000
Bank of America, N.A.	$10,000,000
Goldman Sachs Bank USA	$10,000,000
Total	$300,000,000

Schedule 4.13 SUBSIDIARIES

Name	Jurisdiction of Incorporation	Ownership
Acorn Limited	Bermuda	100% owned by Aspen Insurance Holdings Limited
Blue Waters Insurers, Corp.	Puerto Rico	100% owned by Acorn Limited
Aspen Bermuda Limited	Bermuda	100% owned by Aspen Insurance Holdings Limited
Aspen Capital Management Ltd	Bermuda	100% owned by Aspen Insurance Holdings Limited
Peregrine Reinsurance Ltd	Bermuda	100% owned by Aspen Capital Management, Ltd
Aspen Cat Fund Limited	Bermuda	100% owned by Aspen Capital Management, Ltd
Aspen (UK) Holdings Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen (US) Holdings Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen Managing Agency Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen Singapore Pte. Ltd.	Singapore	100% owned by Aspen Managing Agency Limited
Aspen Underwriting Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen European Holdings Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen Insurance UK Limited	England and Wales	100% owned by Aspen European Holdings Limited
Silverton Re Ltd	Bermuda	100% owned by Aspen Insurance Holdings Limited
Aspen Insurance UK Services Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited
Aspen UK Syndicate Services Limited	England and Wales	100% owned by 100% owned by Aspen (UK) Holdings Limited
APJ Asset Protection Jersey Limited	Jersey	100% owned by Aspen (UK) Holdings Limited
Aspen Risk Management Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited

Aspen Australia Service Company Pty Limited	Australia	100% owned by Aspen (UK) Holdings Limited
Aspen U.S. Holdings, Inc.	U.S. – Delaware	100% owned by Aspen (UK) Holdings Limited
Aspen Insurance U.S. Services Inc.	U.S. – Delaware	100% owned by Aspen U.S. Holdings, Inc.

Aspen Specialty Insurance Company	U.S. – North Dakota	100% owned by Aspen American Insurance Company
Aspen Re America, Inc.	U.S. – Delaware	100% owned by Aspen U.S. Holdings, Inc.
Aspen Specialty Insurance Solutions, LLC	U.S. - California	100% owned by Aspen U.S. Holdings, Inc.
Aspen Specialty Insurance Management, Inc.	U.S. - Massachusetts	100% owned by Aspen U.S. Holdings, Inc.
Aspen American Insurance Company	U.S. – Texas	100% owned by Aspen U.S. Holdings, Inc.

Schedule 7.2(b)(iv) EXISTING INDEBTEDNESS

None.

Schedule 7.5 INVESTMENTS

None.

Schedule 7.6 EXISTING LIENS

None.

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(a) of the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or modified from time to time), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Several Lenders party thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, Citibank, N.A., as Administrative Agent, and the other financial institutions party thereto (the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

1.I am the duly elected, qualified and acting [insert title of Responsible Officer signing the certificate] of the Borrower.

2.I have reviewed and am familiar with the contents of this Certificate.

3.I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements).

4.Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 and 7.9 of the Credit Agreement.

5.To the best of my knowledge, during the accounting period covered by the Financial Statements attached hereto, the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it [, except as set forth below].

6.I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below:

By:         Name:
Title: Company: Date:

Attachment 1 to Exhibit A

[Attach Financial Statements]

Attachment 2 to Exhibit A

Aspen Insurance Holdings Limited Financial Covenant Calculations1

The information set forth herein is as of     , 20    and pertains to the period from     , 20    to     , 20 .

I. Consolidated Leverage Ratio (Section 7.1(a))

A. Consolidated Total Debt
(a)	Aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP[2]	$
B. Consolidated Tangible Net Worth:
(a)	Consolidated stockholders’ equity (including Hybrid Capital) of the Borrower and its Subsidiaries determined on a consolidated basis as of such date in accordance with GAAP	$
(b)	Consolidated intangible assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date in accordance with GAAP	$
(c)	Consolidated Tangible Net Worth: B(a) – B(b)	$
Consolidated Leverage Ratio (clause A(a) divided by the sum of (clause A(a) and clause B(c))%
Consolidated Leverage Ratio less than or equal to 35%		[Yes][No]

1 In the event of a conflict between the provisions of this Attachment 2 and the Credit Agreement, the provisions of the Credit Agreement shall control.

2 Excludes: (i) the then aggregate undrawn face amount of all then outstanding letters of credit issued on behalf of, or for the account or benefit of, the Borrower and/or any of its Subsidiaries, (but the aggregate amount of drawings under such letters of credit that have not then been reimbursed shall not be so excluded), and (ii) the principal amount of any capital instrument entered into in connection with Funds at Lloyd’s. For the avoidance of doubt, Consolidated Total Debt shall not include Hybrid Capital

II. Consolidated Tangible Net Worth (Section 7.1(b))

A. Consolidated Tangible Net Worth
(a)	See Section I(B)(c) above	$

B. Minimum Consolidated Tangible Net Worth Base Value		$2,019,600,000
C. Additional Amounts
(a)	25% of Consolidated Net Income during the period from January 1, 2021 to and including such last day of such fiscal quarter (if positive)	$
(b)	25% of the aggregate Net Cash Proceeds of all issuances by the Borrower of shares of its Capital Stock during the period from January 1, 2021 to and including such last day of such fiscal quarter	$
Consolidated Tangible Net Worth Test: Is clause A(a) greater than the sum of (clauses B + C(a) + C(b))?		[Yes][No]

III. Minimum Enhanced Capital Requirement (Section 7.1(c))

A. Target Capital Level
(a)	Available statutory capital and surplus calculated in accordance with the Group Rules, expressed as a percentage of the Enhanced Capital Requirement	%
	Minimum Enhanced Capital Requirement Test: Is clause A(a) equal to or greater than 120%?	[Yes][No]

IV. Rating (Section 7.9)
Rating of any Relevant Subsidiary3 may not fall below A.M. Best financial strength rating B++.

Subsidiary Borrowers (rated)	A.M. Best
[Aspen Bermuda Limited	[ ]
Aspen Insurance UK Limited	[ ]
Aspen American Insurance Company	[ ]
Aspen Specialty Insurance Company]4	[ ]

3 For purposes herein, a “Relevant Subsidiary” is any Insurance Subsidiary the total consolidated assets or total consolidated revenues of which exceed 10% of the total consolidated assets or total consolidated revenues, respectively, of the Borrower and its Subsidiaries at the end of or for, respectively, the then most recently completed fiscal quarter of the Borrower for which financial statements shall have been made available to the Lenders as required under the Credit Agreement.

4 To be updated as necessary.

EXHIBIT B-1

FORM OF FUNDING CERTIFICATE OF THE BORROWER

This Closing Certificate is delivered pursuant to Section 5.2(e) of the Term Loan Credit Agreement, dated as of July 26, 2023 (the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent, various other agents and various lenders. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

The undersigned [insert title]1 of the Borrower hereby certifies to the Administrative Agent and the Lenders as follows:

1.The representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date hereof.

2.No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans or other extensions of credit to be made on the date hereof and the use of proceeds thereof.

3.The conditions precedent set forth in Sections 5.2(a) and 5.2(g) of the Credit Agreement were satisfied as of the Funding Date.

4.There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower as of the date hereof, nor has any other event occurred adversely affecting or threatening the continued existence of the Borrower.

5.Attached hereto as Annex 1 is a true, correct and complete copy of certain resolutions duly adopted by the Board of Directors of the Borrower on     , 2023 authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party and the transactions contemplated thereby; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

6.Attached hereto as Annex 2 is a true, correct and complete copy of the Certificate of Incorporation and Memorandum of Association of the Borrower as in effect on the date hereof.

7.Attached hereto as Annex 3 is a true and complete copy of the Bye-Laws of the Borrower as in effect on the date hereof.

8.The persons whose names, titles and signatures appear on the Incumbency Schedule attached hereto as Annex 4 are authorized representatives of the Borrower, holding the positions indicated next to their respective names, and the signatures appearing opposite their respective names are the true

1 To be signed by a Responsible Officer.

and genuine signatures of such persons, and each such person is duly authorized to execute and deliver on behalf of the Borrower each Loan Document to which the Borrower is a party and any certificate or other document to be delivered by the Borrower pursuant thereto.

9.Attached hereto as Annex 5 is a true and complete copy of the Tax Assurance Certificate of the Borrower as in effect on the date hereof.

10.Attached hereto as Annex 6 is a true and complete copy of the BMA Foreign Exchange Consent of the Borrower as in effect on the date hereof.

[Signature follows]

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first written above.

By:      Name:
Title:

ANNEX 1

Resolutions

ANNEX 2

[Certificate of Incorporation and Memorandum of Association]

017670-0170-19919-ACTIVE.56429759.10

ANNEX 3

Bye-Laws

ANNEX 4

Incumbency Schedule

Name    Office    Signature

ANNEX 5

[Tax Assurance Certificate]

ANNEX 6

[BMA Foreign Exchange Consent] [Signature follows]

EXHIBIT B-2

[RESERVED]

017670-0170-19919-ACTIVE.56429759.10

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1.The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor's rights and obligations under the Credit Agreement.

2.The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Credit Agreement, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in

017670-0170-19919-ACTIVE.56429759.10

accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligation pursuant to Section 2.15(e) of the Credit Agreement.

4.The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued prior to the Effective Date and to the Assignee for amounts which accrue subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6.From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7.This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

017670-0170-19919-ACTIVE.56429759.10

Schedule 1 to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Commitment Amount Assigned:    $

Loans Assigned: $

[Name of Assignee]    [Name of Assignor]

By:             By:          Title:            Title:

Accepted:    Consented To:*

017670-0170-19919-ACTIVE.56429759.10

CITIBANK, N.A., as
Administrative Agent

ASPEN HOLDINGS INSURANCE LIMITED

By:             By:          Title:            Title:

CITIBANK, N.A. as
Administrative Agent

By:          Title:

*    Please refer to Section 11.6(b) of the Credit Agreement to determine if Borrower’s and/or Administrative Agent’s consent is required.

017670-0170-19919-ACTIVE.56429759.10

EXHIBIT E-1

FORM OF EXEMPTION CERTIFICATE (NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS)
(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

    (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.15(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and

5.The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States.

The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly so inform the Borrower and the Administrative Agent and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Non-U.S. Lender, or in either of the two calendar years preceding such payments.

017670-0170-19919-ACTIVE.56429759.10

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]

By:          Name:
Title:

Date:

017670-0170-19919-ACTIVE.56429759.10

EXHIBIT E-2

FORM OF EXEMPTION CERTIFICATE (NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS)
(For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

    (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 2.15(e) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1.The Non-U.S. Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2.The Non-U.S. Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Participant further represents and warrants that:

(a)the Non-U.S. Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)the Non-U.S. Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.The Non-U.S. Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.The Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and

5.The income from the participation held by the Non-U.S. Participant is not effectively connected with the conduct of a trade or business within the United States.

The Non-U.S. Participant has furnished its participating Lender and the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W- 8BEN-E, as applicable. By executing this certificate, the Non-U.S. Participant agrees that (1) if the information provided on this certificate changes, the Non-U.S. Participant shall promptly so inform such Lender and the Administrative Agent and (2) the Non-U.S. Participant shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Non-U.S. Participant, or in either of the two calendar years preceding such payments.

017670-0170-19919-ACTIVE.56429759.10

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. PARTICIPANT]

By:          Name:
Title:

Date:

017670-0170-19919-ACTIVE.56429759.10

EXHIBIT E-3

FORM OF EXEMPTION CERTIFICATE (NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS)
(For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

    (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 2.15(e) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1.The Non-U.S. Participant is the sole record owner of the participation in respect of which it is providing this certificate and its partners/members are the sole beneficial owners of such participation.

2.Neither the Non-U.S. Participant nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Participant further represents and warrants that:

(a)neither the Non-U.S. Participant nor its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)neither the Non-U.S. Participant nor its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.Neither the Non-U.S. Participant nor any of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.Neither the Non-U.S. Participant nor any of its partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and

5.The income from the participation held by the Non-U.S. Participant is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Participant or its partners/members.

The Non-U.S. Participant has furnished its participating Lender and the Administrative Agent with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Participant agrees that (1) if the information provided on this certificate changes, the Non-U.S. Participant shall promptly so inform such Lender and the Administrative Agent and (2) the Non-U.S. Participant shall have at all times furnished such Lender

017670-0170-19919-ACTIVE.56429759.10

and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Non-U.S. Participant, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. PARTICIPANT]

By:          Name:
Title:

Date:

017670-0170-19919-ACTIVE.56429759.10

EXHIBIT E-4

FORM OF EXEMPTION CERTIFICATE (NON-U.S. LENDERS THAT ARE PARTNERSHIPS)
(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

    (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.15(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.The Non-U.S. Lender is the sole record owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate and its partners/members are the sole beneficial owners of such Loans or the obligations evidenced by Note(s).

2.Neither the Non-U.S. Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)neither the Non-U.S. Lender nor its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)neither the Non-U.S. Lender nor its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.Neither the Non-U.S. Lender nor any of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4.Neither the Non-U.S. Lender nor any of its partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and

5.The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Lender or its partners/members.

The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly so inform the Borrower and the Administrative Agent and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which

017670-0170-19919-ACTIVE.56429759.10

each payment is to be made to the Non-U.S. Lender, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]

By:          Name:
Title:

Date:

017670-0170-19919-ACTIVE.56429759.10

EXHIBIT F

FORM OF BORROWER NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$        New York, New York
    , 20

FOR VALUE RECEIVED, the undersigned, ASPEN INSURANCE HOLDINGS
LIMITED, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), hereby unconditionally promises to pay to the order of         (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Termination Date as to the Loans evidenced hereby, the principal amount of (a)     DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.10 of the Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Term Benchmark Loans, the length of each Interest Period with respect thereto. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Loan.

This Note (a) is one of the Notes referred to in the Term Loan Credit Agreement, dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, and Citibank, N.A., as Administrative Agent,
(b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may be declared to be or may otherwise become, immediately due and payable, but only if the conditions therefor in the Credit Agreement are met.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

017670-0170-19919-ACTIVE.56429759.10

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ASPEN INSURANCE HOLDINGS LIMITED

By:          Name:
Title:

017670-0170-19919-ACTIVE.56429759.10

Schedule A to Company Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Term Benchmark Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Term Benchmark Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

017670-0170-19919-ACTIVE.56429759.10

Schedule B to Company Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF TERM BENCHMARK LOANS

Date	Amount of Term Benchmark Loans	Amount Converted to Term Benchmark Loans	Interest Period and Term SOFR Rate with Respect Thereto	Amount of Principal of Term Benchmark Loans Repaid	Amount of Term Benchmark Loans Converted to ABR Loans	Unpaid Principal Balance of Term Benchmark Loans	Notation Made By

Date	Amount of Term Benchmark Loans	Amount Converted to Term Benchmark Loans	Interest Period and Term SOFR Rate with Respect Thereto	Amount of Principal of Term Benchmark Loans Repaid	Amount of Term Benchmark Loans Converted to ABR Loans	Unpaid Principal Balance of Term Benchmark Loans	Notation Made By

EXHIBIT G

[RESERVED]

EXHIBIT H

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:

To:    Citibank, N.A., as Administrative Agent for the Lenders parties to the Term Loan Credit Agreement dated as of July 26, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, HSBC Bank Bermuda Limited, as Structuring Agent, Lloyds Bank plc, as Syndication Agent, , as Syndication Agent, and Citibank, N.A., as Administrative Agent.

Ladies and Gentlemen:

The undersigned, Aspen Insurance Holdings Limited, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

Date”).
1.
The conversion/continuation date is     , 20    (the “Conversion/Continuation

2.The aggregate amount of the Loans to be [converted] [continued] is $    .

3.The Loans are to be [converted into] [continued as] [Term Benchmark] [ABR] Loans.

4.[If applicable:] The duration of the Interest Period for the Loans included in the
[conversion] [continuation] shall be [    days] [    months].

[The undersigned hereby certifies that the following statement is true on the date hereof, and will be true on the proposed Conversion/Continuation Date: no Default or Event of Default has occurred and is continuing.1]

ASPEN INSURANCE HOLDINGS LIMITED

By:     Name:
Title:

1 To be included for conversions of ABR Loans into Term Benchmark Loans.

EXHIBIT I

[RESERVED]

EXHIBIT J

[RESERVED]

EXHIBIT K

[RESERVED]

EXHIBIT L

[RESERVED]

EXHIBIT M

FORM OF BORROWING REQUEST

Date:     ,

To: Citibank, N.A.
One Penns Way, Ops II, Floor 2 New Castle, Delaware 19720 ATTN: Agency Operations
Email: agencyabtfsupport@citi.com Ladies and Gentlemen:
Reference is made to that certain Term Loan Credit Agreement dated as of July 26, 2023 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other parties thereto.

The undersigned Borrower hereby requests a borrowing of Loans, as follows:

1.In the aggregate amount of $    .

2.On     , 20    (a Business Day).

3.Comprised of [ABR] [Term Benchmark] Loans. [4.     With an Interest Period of    months.]1
[4][5]. The Borrower’s account to which funds are to be disbursed is:

Account Number:      Location:

This Borrowing Request and the borrowing requested herein comply with the (x) first three sentences of Section 2.2 and (y) Section 5.2 of the Agreement.

ASPEN INSURANCE HOLDINGS LIMITED

By:      Name:
Title:

1    Insert if a Term Benchmark Borrowing.

EXHIBIT N

FORM OF PREPAYMENT NOTICE

Date:     ,

To: Citibank, N.A.
One Penns Way, Ops II, Floor 2 New Castle, Delaware 19720 ATTN: Agency Operations
Email: agencyabtfsupport@citi.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement dated as of July 26, 2023 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Aspen Insurance Holdings Limited, an exempted company incorporated with limited liability under the laws of Bermuda (the “Borrower”), the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.6 of the Agreement.
The undersigned Borrower hereby gives notice of a prepayment of Loans as follows:

1.(select Type(s) of Loans)

☐ABR Loans in the aggregate principal amount of $    .

☐Term Benchmark Loans with an Interest Period ending     , 20     in the aggregate principal amount of $    .

2.On     , 20    (a Business Day).

This Prepayment Notice complies with the first and fourth sentences of Section 2.8(a) of the Agreement.

ASPEN INSURANCE HOLDINGS LIMITED

By:      Name:
Title:

ANNEX A

PRICING GRID

Debt Rating	Commitment Fee Rate (bps)	Term Benchmark Loan Applicable Margin (bps)	ABR Loan Applicable Margin (bps)
≥A-/A3	12.5	112.5	12.5
#VALUE!	15.0	125.0	25.0
#NAME?	20.0	137.5	37.5
#VALUE!	22.5	150.0	50.0
Any less favorable rating or no rating	27.5	175.0	75.0

For purposes of the Pricing Grid, “Debt Rating” means, as of any date of determination, the long term unsecured senior, non-credit enhanced debt rating of the Borrower as determined by S&P or Moody’s, as the case may be, provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Debt Rating shall become effective on the date that is three Business Days after the date on which new ratings are issued by S&P or Moody’s and shall remain in effect until the next change to be effected pursuant to this paragraph.